As filed with the Securities and Exchange Commission on June 4, 2021

Registration No. 333-176353

Registration No. 333-197988

Registration No. 333-224805

Registration No. 333-184292

Registration No. 333-182957

Registration No. 333-111829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-176353

Form S-8 Registration No. 333-197988

Form S-8 Registration No. 333-224805

Form S-8 Registration No. 333-184292

Form S-8 Registration No. 333-182957

Form S-8 Registration No. 333-111829

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORELOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1068610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

40 Pacifica, Suite 900

Irvine, California 92618-7471

(Address, including zip code, of principal executive offices)

CoreLogic, Inc. 401(k) Savings Plan

CoreLogic, Inc. 2012 Employee Stock Purchase Plan

CoreLogic, Inc. 2018 Performance Incentive Plan

CoreLogic, Inc. Amended and Restated 2011 Performance Incentive Plan

(Full title of the plan)

Francis Aaron Henry, Esq.

Chief Legal Officer and Corporate Secretary

CoreLogic, Inc.

40 Pacifica, Suite 900

Irvine, California 92618-7471

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements (collectively, the “Registration Statements”) of CoreLogic, Inc. (the “Company”):

•

Registration Statement No. 333-111829, registering shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), issuable pursuant to the Company’s 401(k) Savings Plan, filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2010;

•

Registration Statement No. 333-182957, registering shares of Common Stock issuable pursuant to the Company’s 2012 Employee Stock Purchase Plan, filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2012;

•

Registration Statement No. 333-184292, registering shares of Common Stock issuable pursuant to the Company’s 401(k) Savings Plan, filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2012;

•

Registration Statement No. 333-224805, registering shares of Common Stock issuable pursuant to the Company’s 2018 Performance Incentive Plan, filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2018;

•

Registration Statement No. 333-197988, registering shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2011 Performance Incentive Plan and the Company’s 2018 Performance Incentive Plan, filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2018; and

•

Registration Statement No. 333-176353, registering shares of Common Stock issuable pursuant to the Company’s 2011 Performance Incentive Plan (the “2011 Incentive Plan”) and the Company’s 2018 Performance Incentive Plan, filed with the SEC on May 9, 2018.

On February 4, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celestial-Saturn Parent Inc., a Delaware corporation (“Parent”), and Celestial-Saturn Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), providing that, among other things, Acquisition Sub will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent (the “Merger”).

On June 4, 2021, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger and except as otherwise provided in the Merger Agreement, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive $80.00 in cash, without interest (the “Merger Consideration”). In addition:

•

each outstanding option to purchase Common Stock, whether vested or unvested, vested (if unvested) and was cancelled and converted into the right to receive, without interest, a cash payment equal to the Merger Consideration over the per-share exercise price for such option to purchase Common Stock multiplied by the total number of shares of Common Stock underlying such option;

•

each outstanding option to purchase Common Stock with an exercise price per share that was equal to or in excess of the Merger Consideration was cancelled without any cash payment or other consideration being made in respect thereof;

•

each outstanding restricted stock unit award (“RSU”) of the Company, whether vested or unvested, vested (if unvested) and was cancelled in exchange for the right to receive, without interest, a cash payment equal to the Merger Consideration multiplied by the number of shares of Common Stock subject to such RSU; and

•

each outstanding performance stock unit (“PSU”) of the Company, whether vested or unvested, vested (if unvested) and was cancelled in exchange for the right to receive, without interest, an amount in cash equal to the product of the number of shares of Common Stock underlying such PSU with performance measured in accordance with the terms of the applicable governing documents as determined by the board of directors of the Company or a committee thereof after consultation with Parent prior to the effectiveness of the Merger multiplied by the Merger Consideration.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 4, 2021.

CORELOGIC, INC.

By:	/s/ Francis Aaron Henry
Francis Aaron Henry
Chief Legal Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.